Exhibit 99.1

Kewaunee Scientific

Announces the Appointment of a

New Vice President of Finance & CFO

Exchange:	NASDAQ (KEQU)	Contact:	Thomas D. Hull III
704-871-3290

STATESVILLE, N.C. April 29, 2019 /PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced that Donald T. Gardner III has joined the Company as Vice President of Finance and Chief Financial Officer. In addition, Mr. Gardner has been elected by the Board of Directors to the positions of Secretary and Treasurer of the Company. Thomas D. Hull III, who had continued to serve as Kewaunee’s Chief Financial Officer following his recent promotion, will continue as the Company’s President and Chief Executive Officer.

Mr. Gardner has a Master of Business Administration from the University of Pittsburgh, Joseph M. Katz School of Business, and a Bachelor of Science degree in Accounting from Indiana University of Pennsylvania. Most recently, Mr. Gardner was Vice President, Financial Planning & Analysis of Victra, a portfolio company of private equity firm Lone Star Funds. Prior to that he was the Chief Financial Officer of Component Sourcing International, a portfolio company of Argosy private equity.

“I am delighted to have Don join our management team,” said Thomas D. Hull III, President and Chief Executive Officer of Kewaunee Scientific. “Don brings with him valuable experiences leading modern finance organizations within large public companies as well as private equity portfolio companies. The diversity of Don’s experience in finance, accounting, strategic planning, treasury and information systems will be invaluable as we look to implement strategic initiatives to continue to grow Kewaunee globally.”

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company’s China headquarters and sales office are located in Shanghai, China. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 • FAX 704-873-1275